Exhibit 99

November 28, 2008

JURY VERDICT NOT TO AFFECT HELMERICH & PAYNE, INC.

TULSA, Okla., Nov. 28, 2008.  On November 25, 2008, a jury in the case of H.B. Krug, et al. v. Helmerich & Payne, Inc., District Court, Tulsa County, Oklahoma, found that approximately $69 million of damages should be paid by Helmerich & Payne, Inc. (“Helmerich & Payne”) to plaintiff royalty owners.  The jury verdict is not final and is subject to modification by the Court.  The Court is expected to enter judgment in this litigation in the near future.

Although Helmerich & Payne is identified in the caption of this litigation, Helmerich & Payne does not believe that it will incur any damages with respect to such litigation since Helmerich & Payne is indemnified for these damages by Cimarex Energy Co. (“Cimarex”).  The Krug litigation relates to the exploration and production (“E&P”) business that was separated from Helmerich & Payne pursuant to a spin-off transaction consummated in 2002.  In connection with the spin-off, Helmerich & Payne and Cimarex entered into a Distribution Agreement pursuant to which Cimarex (i) assumed all of the assets and liabilities relating to the E&P business and (ii) indemnified Helmerich & Payne for E&P-related liabilities, including the Krug litigation.  Since that time, and in accordance with the Distribution Agreement, Cimarex has assumed and conducted the defense of the Krug litigation.

Statements in this release that are “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 are based on current expectations and assumptions that are subject to risks and uncertainties. For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion & Analysis of Financial Condition and Results of Operations” sections of the Company’s SEC filings, including but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. As a result of these factors, Helmerich & Payne’s actual results may differ materially from those indicated or implied by such forward-looking statements.

SOURCE Helmerich & Payne, Inc.

CONTACT:  Steve Mackey, Executive Vice President and General Counsel, Helmerich & Payne, Inc., 918-588-5432, or Adam Vela, Corporate Attorney, Cimarex Energy Co., 720-427-4568.